MEDIX RESOURCES, INC.
                 (FORMERLY INTERNATIONAL NURSING SERVICES, INC.

                  AMENDED & RESTATED 1996 STOCK INCENTIVE PLAN






     Purpose. This Amended & Restated 1996 Stock Incentive Plan (the
"Plan") is intended to provide incentives: (a) to the officers and other employees of Medix Resources, Inc. (formerly International Nursing Services, Inc.), a Colorado corporation (the "Company"), and any present or future 50% or more owned subsidiaries of the Company (individually a "Related Corporation" and collectively "Related Corporations") by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder; (b) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder; (c) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with awards of stock in the Company ("Awards"); and (d) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with opportunities to make direct purchases of stock in the Company ("Purchases"). Options granted hereunder are referred to hereinafter individually as an "Option" and collectively as "Options". Options, Awards and authorizations to make Purchases are referred to hereinafter collectively as "Stock Rights". As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation", respectively, as those terms are defined in Section 425 of the Internal Revenue Code of 1986, as amended (the "Code"). None of the Options granted hereunder will qualify as "incentive stock options" under Section 422A of the Code.

     Administration of Plan.

     Board or Committee Administration. This Plan shall be administered solely by the Company's Board of Directors (the "Board") or by a Compensation Committee (the "Committee") consisting of not less than two (2) members of the Board. Hereinafter, all references in this Plan to the "Committee" shall mean the Board if no Committee has been appointed for this purpose. Subject to ratification of the grant or authorization of each Stock Right by the Board, and subject to the terms of this Plan, the Committee shall have the authority to (i) determine the employees of the Company and Related Corporations to whom Options may be granted, and to determine to whom, Awards and authorizations to make Purchases may be granted; (ii) determine the time or times at which Options or Awards may be granted or Purchases made; (iii) determine the option price of shares subject to each Option, which price shall not be less than the minimum price specified in Section 6 below, and the purchase price of shares subject to each Purchase; (iv) determine (subject to Section 7 below) the time or times when each Option shall become exercisable and the duration of the exercise period; (v) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options, Awards and Purchases and the nature of such restrictions, if any; and (vi) interpret this Plan and prescribe and rescind rules and regulations relating to this Plan. The interpretation and construction by the Committee of any provisions of this Plan or of any Stock Right granted under this Plan shall be final unless otherwise determined by the Board. The Committee may from time-to-time adopt such rules and regulations for carrying out this Plan as it may deem appropriate. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Stock Right granted under this Plan.

     Committee Actions. The Committee may select one of its members as its chairman, and shall hold meetings at such times and places as it may determine. Except as otherwise provided by the Company's Bylaws, acts by a majority of the Committee, or acts reduced to or approved in writing by unanimous consent of the members of the Committee, shall be the valid acts of the Committee. From time-to-time the Board may increase the size of the Committee and appoint additional members thereof, may remove members (with or without cause) and may appoint new members in substitution therefor, fill vacancies (however caused), or remove all members of the Committee and thereafter directly administer this Plan.

     Grant of Stock Rights to Board Members. Stock Rights may be granted to members of the Board, but any such grant shall be made and approved in accordance with Section 2(d) below, if applicable. All grants of Stock Rights to members of the Board shall in all other respects be made in accordance with the provisions of this Plan applicable to other eligible persons.

     Compliance with Federal and State Securities Laws and State Corporate Law. Various restrictions apply to officers and directors and others who may be deemed insiders under federal and state securities laws and state corporate law. These laws impose certain restrictions on insiders. Any Stock Right granted to any director is subject to those restrictions. Holders of Stock Rights should consult with their legal and tax advisors regarding the securities law, including Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), tax law, corporate law and other effects of transactions under this Plan. These restrictions relate to holding periods, alternative minimum tax calculations and other matters and should be clearly understood by the holders of Stock Rights. The granting of Stock Rights is subject to any applicable restrictions under state corporate law, including without limitation, restrictions applicable to conflicting interest transactions involving directors.

     Purpose and Intent of Plan. The purpose of this Plan is to advance the interest of the Company and its Related Corporations by stimulating the efforts of employees on behalf of the Company and Related Corporations, and heightening the desire of employees to continue employment with the Company and Related Corporations, assisting the Company and Related Corporations in competing effectively with other enterprises for the services of new employees necessary for the continued improvement of operations, and to attract and retain the best available personnel for service as directors to the Company and Related Corporations and for services as consultants to the Company and Related Corporations. This Plan is intended to be an "employee benefit plan" under Rule 16b-3 promulgated under Section 16(b) of the 1934 Act.

     Eligible Employees and Others. Options, Awards and authorizations to make Purchases may be granted to any employee, officer or director (whether or not such person is also an employee of the Company) or to any consultant to the Company or to any Related Corporation. The Committee may take into consideration a recipient's individual circumstances in determining whether to grant an Option, an Award or an authorization to make a Purchase. The granting of a Stock Right to any individual or entity shall neither entitle that individual or entity to, nor disqualify that individual or entity from, participation in any other grant of Stock Rights.

     Stock. The stock subject to Options, Awards and Purchases shall be authorized but unissued shares of Common Stock of the Company, $.001 par value per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. Subject to the foregoing, the aggregate maximum number of shares of Common Stock that may be issued pursuant to this Plan is 4,000,000, subject to adjustment as provided below in this Section 4 and in Section 13. Any such shares may be issued as Options or Awards or to individuals or entities making Purchases, so long as the number of shares so issued does not exceed such number, as adjusted. If any Option granted under this Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, or if the Company shall reacquire any unvested shares issued pursuant to Awards or Purchases, the unpurchased shares subject to such Options and any unvested shares so reacquired by the Company shall again be available for grants of Stock Rights under this Plan.

     Granting of Stock Rights. Stock Rights may be granted under this Plan at any time until ten (10) years after the date of the approval and adoption of this Plan by the Board. The date of grant of a Stock Right under this Plan will be the date specified by the Committee or the Board at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant.

     Minimum Option Price

     Price for Options. The exercise price per share specified in the agreement relating to each Option granted under this Plan shall in no event be less than the lesser of (i) the book value per share of the Common Stock as of the end of the fiscal year of the Company immediately preceding the date of such grant or
(ii) fifty percent (50%) of the fair market value per share of the Common Stock on the date of such grant. Subject to the foregoing sentence, the exercise price for Options granted hereunder shall be determined by the Committee or the Board in its sole discretion, taking into account factors it deems relevant.

     (b) Awards and Purchases. Awards and Purchases under this Plan shall be made at prices equal to the fair market value of the Common Stock on the date of such Award or Purchase. Fair market value shall be determined by the Committee or the Board in its sole discretion in accordance with Section 6(c) below. Shares of Common Stock may be issued in Award and Purchase transactions for any lawful consideration determined by the Committee or the Board in its sole discretion.

     (c) Determination of Fair Market Value. If, at the time an Option is granted under this Plan, the Company's Common Stock is publicly-traded, "fair market value" shall be determined as of the last business day for which the prices or quotes discussed in this sentence are available prior to the date such Option is granted and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then-traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the NASDAQ National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ National Market. However, if the Common Stock is not publicly-traded at the time an Option is granted under this Plan, "fair market value" shall be deemed to be the fair value of the Common Stock as determined by the Committee or the Board in its sole discretion, after taking into consideration all factors that it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

     Option Duration. Subject to earlier termination as provided in Sections 9 and 10 below, each Option shall expire on the date specified by the Committee or the Board, but not more than (i) ten (10) years and one (1) day from the date of grant.

     Exercise of Options. Subject to the provisions of Sections 9 through 12 below, each Option granted under this Plan shall be exercisable as follows:

     Vesting. The Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Committee or Board may specify.

     Full Vesting of Installments. Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee or the Board.

     Partial Exercise. Each Option or installment may be exercised at any time or from time-to-time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

     Acceleration of Vesting. The Committee or the Board shall have the right to accelerate the date of exercise of any installment of any Option.

     Termination of Employment. If an optionee ceases to be employed by the Company or any Related Corporation other than by reason of death or disability as defined in Section 10 below, no further installments of such optionee's Options shall become exercisable, and such optionee's vested Options shall terminate after the passage of ninety (90) days from the date of termination of such optionee's employment, but in no event later than on their specified expiration date(s). Employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service), provided that the period of such leave does not exceed ninety (90) days or, if longer, any period during which such optionee's right to reemployment is guaranteed by statute. A bona fide leave of absence with the written approval of the Committee or the Board shall not be considered an interruption of employment under this Plan, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the optionee after the approved period of absence. Options granted under this Plan shall not be affected by any change of employment within or among the Company and any Related Corporations, so long as the optionee continues to be an employee of the Company or any Related Corporation. Nothing in this Plan shall be deemed to give any grantee of any Stock Right the right to be retained in employment or other service by the Company or any Related Corporation for any period of time.

     Death; Disability.

     Death. If an optionee ceases to be employed by the Company or any Related Corporation by reason of such optionee's death, any Options of such optionee may be exercised, to the extent of the number of shares with respect to which the optionee could have exercised on the date of the optionee's death, by the optionee's estate, personal representative or beneficiary who has acquired the Options by will or by the laws of descent and distribution, at any time prior to the earlier of the specified expiration date of the Option or one year from the date of the optionee's death.

     Disability. If an optionee ceases to be employed by the Company or any Related Corporation by reason of disability, such optionee (or such optionee's custodian) shall have the right to exercise any Option held by such optionee on the date of termination of employment, to the extent of the number of shares with respect to which the optionee could have exercised on that date, at any time prior to the earlier of the specified expiration date of the Options or one year from the date of the termination of the optionee's employment. For purposes of this Plan, the term "disability" shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code or any successor statute.

     Assignability. No Option or Derivative Security (as that term is defined in Rule 16b-3 under the 1934 Act) shall be assignable or transferable by the optionee except as permitted under Rule 16b-3 under the 1934 Act or by will or by the laws of descent and distribution, and during the lifetime of the optionee each Option shall be exercisable only by the optionee.

     Terms and Conditions of Options. Options shall be evidenced by instruments (which need not be identical) in such form as the Committee or the Board may from time-to-time approve. Such instruments shall conform to the terms and conditions set forth in Sections 6 through 11 above and may contain such other provisions as the Committee or the Board deems advisable, which are not inconsistent with this Plan, including, without limitation, restrictions applicable to shares of the Company's Common Stock issuable upon exercise of Options. In granting Options, the Committee or the Board may specify that Options shall be subject to the restrictions set forth herein, or to such other termination and cancellation provisions as the Committee or the Board may determine. The Committee or the Board may from time-to-time confer authority and responsibility on one or more of its members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time-to-time to carry out the terms of such instruments.

     Adjustments. Upon the occurrence of any of the following events, an optionee's rights with respect to Options granted to the optionee hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the optionee and the Company regarding such Option:

     Stock Dividends and Stock Splits. If the shares of the Company's Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

     Merger; Consolidation; Sale of Assets. In the event of a consolidation, a merger in which the Company is not the surviving entity, or the sale of all or substantially all of the Company's assets, the Committee or the Board may in its sole discretion accelerate the exercisability of any or all outstanding Options so that such Options would be exercisable in full prior to the consummation of such consolidation, merger or asset sale at such times and on such conditions as the Committee or the Board shall determine, unless the successor entity, if any, assumes the outstanding Options or substitutes substantially equivalent options therefor.

     Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company (other than a transaction described in Section 13(b) above) pursuant to which securities of the Company or of another entity are issued with respect to the outstanding shares of Common Stock, an optionee, upon exercising an Option, shall be entitled to receive for the purchase price paid upon such exercise the securities the optionee would have received if the optionee had exercised the Option prior to such recapitalization or reorganization.

     Issuances of Securities. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or of securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

     Fractional Shares. No fractional shares shall be issued under this Plan and each optionee shall receive from the Company cash in lieu of such fractional shares.

     Adjustments. Upon the happening of any of the events described in Section 13(a), (b) or (c) above, the class and aggregate number of shares set forth in
Section 4 above that are subject to Stock Rights that previously have been or subsequently may be granted under this Plan shall also be appropriately adjusted to reflect the events described in such Sections. The Committee or Board shall determine the specific adjustments to be made under this Section 13 and, subject to Section 2 above, its determination shall be conclusive.

     If any person or entity owning restricted Common Stock obtained by exercise of a Stock Right hereunder receives shares or securities or cash in connection with a corporate transaction described in Sections 13(a), (b) or (c) above as a result of owning such restricted Common Stock, such shares or securities or cash shall be subject to all of the conditions and restrictions applicable to the restricted Common Stock with respect to which such shares or securities or cash were issued, unless otherwise determined by the Committee or Board.

     Means of Exercising Stock Rights. A Stock Right (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address. Such notice shall identify the Stock Right being exercised and specify the number of shares as to which such Stock Right is being exercised, accompanied by full payment of the purchase price therefor in United States dollars in cash or by check. The holder of a Stock Right shall not have the rights of a shareholder with respect to the shares covered by his, her or its Stock Right until the date of issuance of a stock certificate for such shares. Except as expressly provided in Section 13 above with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

     Term and Amendment of Plan. This Plan was approved and adopted by the Board on November 24, 1996. This Plan shall expire on November 24, 2006 (except as to Options outstanding on that date). The Board may terminate or amend this Plan in any respect at any time. Except as otherwise provided in this Section 15, in no event may action of the Board or the stockholders alter or impair the rights of a grantee, without such grantee's consent, under any Stock Right previously granted to such grantee. The Committee or the Board may amend the terms of any Stock Right granted if such amendment is agreed to by the recipient of such Stock Right.

     Application of Funds. The proceeds received by the Company from the sale of shares pursuant to Options granted and Purchases authorized under this Plan shall be used for general corporate purposes.

     Governmental Regulation. The Company's obligation to sell and deliver shares of Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

     Withholding of Additional Income Taxes. Upon the exercise of an Option, the grant of an Award, the making of a Purchase of Common Stock for less than its fair market value, or the vesting of restricted Common Stock acquired upon the exercise of a Stock Right hereunder, the Company, in accordance with Section 3402(a) of the Code, may require the optionee, Award recipient or purchaser to pay additional withholding taxes in respect of the amount that is considered compensation includable in such individual's gross income. The Committee or the Board in its discretion may condition (i) the exercise of an Option, (ii) the grant of an Award, (iii) the making of a Purchase of Common Stock for less than its fair market value or (iv) the vesting of restricted Common Stock acquired by exercising a Stock Right, on the grantee's payment of such additional withholding taxes.

     Governing Law; Construction. The validity and construction of this Plan and the instruments evidencing Stock Rights shall be governed by the laws of the State of Colorado, or the laws of any jurisdiction in which the Company or its successors in interest may be organized. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.








                Amendment of Section 8 of Medix Resources, Inc.
                 Amended and Restated 1996 Stock Incentive Plan
               Approved by Board of Directors on January 26, 2000


     Means of Exercising Options. An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address. Such notice shall identify the Option being exercised and specify the number of shares as to which such Option is being exercised, accompanied by full payment of the purchase price in any of the following ways:
(i) in U.S. dollars in cash or by check, bank draft or money order; (ii) by the surrender of all or part of an Option (including the Option being exercised) with an aggregate net value equal to the aggregate exercise price; (iii) by the tender to the Company of shares of Common Stock with an aggregate value equal to the exercise price; or (iv) by a combination of (i), (ii) and (iii) above. The holder of an Option shall not have the rights of a shareholder with respect to the shares covered by his, her or its Option until the date of issuance of a stock certificate for such shares.